Exhibit 10.47



                                 PROMISSORY NOTE



DEBTOR: GEORGE Q. HOROWITZ

CREDITOR: ACTIVE APPAREL GROUP, INC.


         $91,200                                     December 31, 1999
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         On or  before  July 31,  2009,  for  value  received,  George  Horowitz promises to pay to Active Apparel Group, Inc. (hereinafter known as the "Company"), or its order, at its principal address in New York, New York, or such other place as the Company may designate the sum of Ninety-One Thousand and Two Hundred Dollars ($91,200), with interest thereon (computed on the basis of a 360 day year consisting of twelve 30 day months) from the date hereof on the unpaid principal amount at the rate of Prime plus one and one-half percent per annum, payable in arrears at such time at the principal amount hereof shall have become due and payable. For purposes of this Note, the term "Prime" shall mean that rate of interest actually charged by Chase Manhattan Bank, Main Branch, New York, New York to its most favored commercial customers, as such rate may vary over the term of this Note. All payments of principal and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

                  This Promissory Note is made and delivered in full and final satisfaction of a certain Promissory Note made the 23rd day of December, 1996 in the principal sum of $120,000 by and between George Horowitz, debtor and Active Apparel Group, Inc., Creditor. The aforesaid Promissory Note is accordingly cancelled and deemed null and void.



                                            /S/ GEORGE HOROWITZ
                                            ---------------------------------
                                            GEORGE HOROWITZ